Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150986 and 333-158738 on Form S-8 of our report dated June 25, 2010, relating to the 2009 financial statement of the United Airlines Ground Employee 401(k) Plan appearing in this Annual Report on Form 11-K of the United Airlines Ground Employee 401(k) Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Chicago, IL
June 17, 2011